Exhibit 10.14.1
AMENDMENT TO LEASE AGREEMENT
THIS AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of the 12th day of August, 2021 (the “Effective Date”), by and between PONTIAC CENTER EAST LLC, a Michigan limited liability company (“Landlord”) and UNITED WHOLESALE MORTGAGE, LLC, a Michigan limited liability company (“Tenant”).

W I T N E S S E T H:
WHEREAS, Landlord and Tenant entered into a Lease Agreement on January 1, 2021 (the “Lease”) pursuant to which Tenant leased from Landlord certain Property (as defined and as more particularly described in the Lease) (the “Original Property”) and the Demised Premises (as defined in the Lease); and
WHEREAS, Landlord and Tenant desire to amend the Lease to expand the Property to include certain additional property more particularly described on Exhibit A attached hereto and made a part hereof (the “Additional Property”), for a term coterminous with the Original Property, all in accordance with the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the above and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, Landlord and Tenant agree to amend the Lease on the Effective Date as follows:
1.Additional Property. Effective as of June 10, 2021 (the “Delivery Date”), Landlord has delivered possession of the Additional Property to Tenant and Tenant has accepted possession of the Additional Property in its as-is, where is condition. Effective from and after such Delivery Date, the Additional Property shall constitute part of the Property and the Demised Premises for all purposes of the Lease.
2.Basic for the Additional Property. Commencing on the Delivery Date, in addition to the Basic Monthly Rental payable with respect to the Demised Premises under the Lease, Tenant shall pay Basic Monthly Rent for the Additional Property as follows:

Rental Period	Annual Rent	Base Rent Per Month
Years 1-5	$23,000.00	$1,916.67
Years 6-10	$23,920.00	$1,993.33
Years 11-15	$24,876.80	$2,073.07

3.Miscellaneous.
(a)    Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Michigan.

(b)    Effect of Amendment. Except as expressly amended by this Amendment, all terms and conditions of the Lease are and remain in full force and effect, which each of the parties hereto hereby acknowledge, agree and confirm. This Amendment shall inure to and be binding upon the parties and their respective successors and assigns.
(c)    Counterparts. This Amendment may be executed in two (2) or more counterparts, which, together or collectively, shall be deemed one and the same Amendment and facsimile, PDF or other electronic copies of signatures shall be treated as originals for all purposes.
(d)    Capitalized Terms; Recitals and Exhibits. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Lease. The recitals and exhibits attached hereto are incorporated into and made a part of this Amendment and the Lease.

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IN WITNESS WHEREOF, Landlord and Tenant have each caused this Amendment to be executed as of the date set forth above.

LANDLORD:

PONTIAC CENTER EAST LLC,
a Michigan limited liability company

By: Pontiac Center East Manager LLC, a
         Michigan limited liability company,
         its Manger

By:    /s/ Mathew Ishbia

Name: Mathew Ishbia

Title:    Manager

Dated: August 12, 2021
TENANT: UNITED WHOLESALE MORTGAGE, LLC, a Michigan limited liability company By: /s/ Andrew Hubacker Name: Andrew Hubacker Title: SVP, Chief Accounting Officer Dated: August 12, 2021

EXHIBIT A